Exhibit 99.1
Gossamer Bio Appoints Greg Ciongoli to Board of Directors
SAN DIEGO — (BUSINESS WIRE) — September 16, 2026 — Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD), today announced that Greg Ciongoli has been appointed to the Company's Board of Directors, effective September 16, 2026. Mr. Ciongoli will also serve as a member of the Audit Committee.
Mr. Ciongoli has served as the Founder and Managing Partner of Adiumentum Capital Management, a Boston-based investment firm, since April 2024. Prior to Adiumentum, he was a Partner at the Baupost Group, where he worked on a broad range of public and private equity investments. Mr. Ciongoli also serves on the boards of directors of REGENXBIO Inc., Zymeworks, Inc. and Atara Biotherapeutics, Inc. He is actively involved in a number of local not-for-profit organizations. Mr. Ciongoli graduated from Princeton University with an A.B. and received his M.B.A. from Harvard Business School.
“We are pleased to welcome Greg to our Board,” said Faheem Hasnain, Chairman, Co-Founder and Chief Executive Officer of Gossamer Bio. “His deep investment experience and perspective on value creation will be an asset as we advance seralutinib toward a potential FDA approval and work to bring a new treatment option to patients with pulmonary hypertension.”
“I am excited to join the Gossamer Bio Board at such an important time for the Company,” said Mr. Ciongoli. “Seralutinib represents a compelling opportunity to address a serious unmet need, and I look forward to supporting the team as it advances the program.”
About Gossamer Bio
Gossamer Bio is a biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension and pulmonary hypertension associated with interstitial lung disease. Its goal is to be an industry leader in, and to enhance the lives of patients living with, pulmonary hypertension.
Forward-Looking Statements
Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company's current beliefs and expectations. Such statements include, but are not limited to, statements regarding advancing seralutinib toward a potential FDA approval and working to bring a new treatment option to patients with pulmonary hypertension. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer's business, and other risks described in the Company's prior press releases and the Company's filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company's annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
For Investors and Media:
Bryan Giraudo, Chief Financial Officer & Chief Operating Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com